STOCK PURCHASE AGREEMENT

         This Agreement is entered into as of June 27, 1999, by and among Pallet Management Systems, Inc., a Florida corporation (the "Buyer"), The Nelson Company, a Maryland corporation ("Nelson") and Arthur Purdum Caltrider, being the holder of all of the outstanding shares of capital stock of Nelson (the "Seller"). The Buyer, Nelson and the Seller are collectively referred to herein as the "Parties."

         Nelson is engaged in the pallet manufacturing and reverse distribution logistics business (the "Business"). The Buyer desires to acquire from Seller, all the outstanding shares of capital stock of Nelson.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1. Definitions.

         "Adverse Consequences" means all charges, complaints, notices, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before an arbitrator.

         "Affiliate" has the meaning set forth in the regulations promulgated under the Securities Exchange Act.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" means the pallet manufacturing and reverse distribution logistics business.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Shares" has the meaning set forth in Section 2(b) below.

         "Cash" means cash and cash equivalents/marketable securities/short term investments calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

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         "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan as defined in ERISA Section 3(2) or any Employee Welfare Benefit Plan as defined in ERISA Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Financial Statements" has the meaning set forth in Section 3(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Highest Statutory Rate" shall mean the highest federal individual income tax rate applicable to ordinary income or capital gains, as the case may be, and the highest state individual income tax rate of the individual's rate of residency applicable to ordinary income or capital gains, as the case may be.

         "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, underwriting processes and techniques, research and development information, plans, proposals, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Law(s)" shall mean any statute, regulation, rule, judgment, ordinance, order, decree, stipulation, injunction, charge, or other restrictions of any federal, state, or local government, governmental agency, or court.

         "Liability" means any liability, obligation, debt or commitment of Nelson or the Seller (whether known or unknown, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Most Recent Balance Sheet" means the balance sheet as of June 26, 1999.

         "Most Recent Fiscal Year End" means June 26, 1999.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Highest Statutory Rate" shall mean the highest federal individual income tax rate applicable to ordinary income or capital gains, as the case may be, and the highest state individual income tax rate of the individual's state of residency applicable to ordinary income or capital gains, as the case may be.

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

         "Party" has the meaning set forth in the preface above.

         "Pro Rata Share" means the Seller's pro rata share of S corporation income as determined under Section 1377(c) of the Code and as reported on Seller's Schedule K-1.

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Real Property" means all lots, units or parcels of real estate.

         "Nelson" has the meaning set forth in the preface above and shall include Nelson's Subsidiaries.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) construction, mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) purchase money liens and liens securing rental payments under capital lease arrangements, and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Shares" has the meaning set forth in Section 2(a) below.

         "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, Real Property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Year 2000 Problem" means the risk that the computer applications used by the Seller (or suppliers, vendors and customers) may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and after December 31, 1999.

         2. Basic Transaction.

         a. Purchase and Sale. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell all of the issued and outstanding shares of capital stock of Nelson (the "Shares").

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


         b. Purchase Price. The Buyer agrees to pay at the Closing (the "Purchase Price") by delivery of (i) cash paid to Seller in the amount of $1,000,000 payable by wire transfer or delivery of other immediately available funds (the "Cash Payment"); (ii) a note in the amount of $1,000,000 in the form set forth in Exhibit A hereto (the "Purchase Note"), which shall be secured by a first lien on the Shares; and (iii) certificates issued to seller evidencing 145,000 shares of Common Stock, par value $.001 per share, of the Buyer (the "Buyer Shares").

         c. The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Seller in Baltimore, Maryland, commencing at 10:00 a.m. local time on August 17, 1999 (the "Closing Date").

         d. Closing Deliveries. At the Closing the Seller and Nelson will deliver or cause to be delivered to the Buyer: (i) a certificate or certificates evidencing the Shares duly endorsed for transfer with all necessary transfer stamps; and (ii) a security agreement in the form of Exhibit B hereto securing payment of the Note: (iii) an employment agreement for Seller in the form attached hereto as Exhibit C; and (iii) certified copies of all corporate action necessary to authorize the execution, delivery and performance of this Agreement.

         e. Section 338 Election. If requested by Buyer, Seller shall join with Buyer in making the election pursuant to Section 338(h)(10) of the Code, and corresponding state law, as applicable. In such event, Seller shall reasonably cooperate with Buyer to assure that the transaction meets the definition of a "qualified stock purchase" pursuant to Section 338(d)(3) of the Code or otherwise results in a stepped-up basis in Nelson's assets for income tax purposes. If this election results in additional tax liability for Seller, then Buyer shall reimburse Seller in an amount equal to such additional tax liability on or before December 17, 1999. In addition, to the extent that any reimbursement from Buyer pursuant to the preceding sentence results in an increased federal or state income tax liability to Seller, the Buyer shall reimburse Seller on a grossed up basis for such increased tax liability on or before December 17, 1999. In determining the amount of all reimbursements made pursuant to this Section 2.3., it shall be conclusively presumed that Seller is subject to taxation at the Highest Statutory Rate.

         f. Allocation of Purchase Price for Section 338 Election. Buyer and Seller agree that the Purchase Price and the liabilities of Nelson will be allocated to the assets of Nelson in a manner consistent with the fair market values of those assets. Buyer and Seller will file all income tax returns (including all amended returns and claims for refund) and information reports in a manner consistent with such allocations. Buyer agrees that the Buyer Shares shall be valued at 65% of the mean average of the mean average of the closing bid and asked price of Buyer's Common Stock on each of the ten trading days preceding the Closing Date.

         g. Withdrawal of Seller's 1999 Pro Rata Share. Buyer agrees that, in addition to the Purchase Price, Seller may fully withdraw his Pro Rata Share of Nelson's S corporation income for 1999. To the extent that Seller has not fully withdrawn his Pro Rata Share of Nelson's S corporation income by the Closing Date, Buyer shall make a payment to Seller, on or before December 17, 1999, of an amount equal to the difference between the (i) Seller's Pro Rata Share of Nelson's S corporation income for 1999 and (ii) the distributions previously received by Seller with respect to his Pro Rata Share of such income plus interest thereon at the rate of 10% per annum from June 27, 1999.

         3. Representations and Warranties of the Seller and Nelson. The Seller and Nelson, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         a. Organization of the Seller. Nelson is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is in good standing and qualified to do business under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Nelson has full corporate power and authority to carry on the business in which it is engaged and, other than Michigan and Georgia where qualification is being pursued, to own and use the properties owned, leased and used by it. True, complete and correct copies of Nelson's Articles of Incorporation and bylaws as presently in effect have been delivered to the Buyer. The corporate minute books of Nelson has been made available to the Buyer, are complete and correct and contain all of the proceedings of the shareholders and directors of Nelson.

         b. Subsidiaries. Nelson does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

         c. Authorization of Transaction. The Seller and Nelson have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller has duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Nelson and/or the Seller, enforceable in accordance with its terms and conditions.

         d. Capitalization. The authorized capital stock of Nelson consists of 99,860 shares of Common Stock, of which 1,260 shares are currently issued and outstanding and will be issued and outstanding as of the Closing Date. All of such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, are free of all Security Interests and are owned of record and beneficially by the Seller. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Nelson or the Seller is a party or by which it is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Nelson, and there are no outstanding securities of Nelson convertible or exchangeable, actually or contingently, into shares of Common Stock or any other securities of Nelson. All transfer taxes, if any, with respect to transfers of capital stock of Nelson made prior to the date hereof have been paid. Upon payment of the Purchase Price to Nelson at the Closing, the Seller will convey good and marketable title to the Shares free and clear of all Security Interest or contractual restrictions or limitations whatsoever.

         e. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any Law to which Nelson is subject or any provision of Nelson's Articles of Incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument or indebtedness, Security Interest, or other arrangement to which the Seller or Nelson is a party or by which they are bound or to which any of their capital stock or assets, respectively, is subject, or result in the imposition of any Security Interest upon the capital stock or assets of Nelson.

         f. Financial Statements. Attached hereto as Exhibit B is a copy of unaudited financial statements for Nelson (the "Financial Statements") as of and for the two fiscal years ended January 3, 1999 (the "Most Recent Fiscal Year End") and December 28, 1997; and as of and for the six months ended June 26, 1999 (the "Most Recent Fiscal Month End"). The Financial Statements fairly present the financial condition of Nelson at the Most Recent Fiscal Month End and the Most Recent Fiscal Year End.

         g. Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Nelson taken as a whole. Without limiting the generality of the foregoing since that date:

         (i) Nelson has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;


         (ii) Other than as set forth in Section 3(e) of the Disclosure Schedule, Nelson has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $25,000 or outside the Ordinary Course of Business (other than purchases of inventory and sales to customers in the Ordinary Course of Business);

         (iii) Nelson has not imposed any Security Interest upon any of its assets, tangible or intangible;

         (iv) Other than as referenced in Section 3(a)(iv) of the Disclosure Schedule, Nelson has not made any capital expenditure (or series of related capital expenditures) of assets with a useful life of more than 12 months either involving more than $25,000 or outside the Ordinary Course of Business;

         (v) Nelson has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

         (vi) Other than as referenced in Section 3(o) of the Disclosure Schedule, Nelson has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $25,000 in the aggregate or outside the Ordinary Course of Business;

         (vii) Nelson has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other liabilities;

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

         (viii) Nelson has not cancelled, compromised, waived, or released any right or claim (of series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

         (ix) Nelson has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (x) There has been no change made or authorized in Nelson's Articles of Incorporation or bylaws;

         (xi) Nelson has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

         (xii) Nelson has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock other than the declaration of a dividend estimated to be $375,000, equal to Nelson's estimated income for the period from January 1, 1999 through June 27, 1999, paid to Seller in the form of a promissory note which shall be secured by a first lien on the Shares (the "Dividend Note"), and to be adjusted post-closing to the amount as confirmed by PricewaterhouseCoopers in connection with an audit of Nelson;

         (xiii) Nelson has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (xiv) Other than as referenced in Section 3(f) of the Disclosure Schedule, Nelson has not made any loan to, or entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (xv) Other than as referenced in Section 3(f) of the Disclosure Schedule, Nelson has not granted any increase outside the Ordinary Course of Business in the base compensation of any of its directors, officers, and employees;

         (xvi) Other than as referenced in Section 3(f) of the Disclosure Schedule, Nelson has not adopted any bonus, profit-sharing, incentive compensation, pension, retirement, medical, hospitalization, life, or other insurance, severance or other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

         (xvii) Nelson has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xviii) Nelson has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (xix) Nelson has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Nelson has incurred or may incur in connection with this Agreement or any of the transactions contemplated hereby);

         (xx) There has been no other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Nelson; and

         (xxi) Nelson has not committed to any of the foregoing.

         h. Undisclosed Liabilities. Nelson has no Liability (and there is no Basis for any present or future Adverse Consequence against Nelson giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements for the Most Recent Fiscal Month End (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any Adverse Consequence).

         i. Tax Matters.

         (i) Nelson has filed all Tax reports and returns that it is required to file. All such reports and returns were correct and complete in all respects. All Taxes owed by Nelson (whether or not shown on any report or return) have been paid. Nelson is currently the beneficiary of extensions to September 15, 1999 to file federal, Maryland and Pennsylvania income tax returns for the fiscal year ending January 3, 1999. No claim has ever been made by an authority in a jurisdiction where Nelson does not file reports and returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Nelson that arose in connection with any failure (or alleged failure) to pay any Tax.

         (ii) Nelson has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (iii) Neither the Seller nor any director or officer (or employee responsible for Tax matters) of Nelson expects any authority to assess any additional Taxes for any period for which returns have been filed. There is no dispute or claim concerning any Tax Liability of Nelson either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Nelson has Knowledge based upon personal contact with any agent of such authority. Section 3(i) of the Disclosure Schedule lists all taxable periods ended on or after December 31, 1995, indicates those returns that have been audited, and indicates those returns that currently are the subject of audit. Nelson has delivered to the Buyer correct and complete copies of all income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Nelson since December 31, 1995.

         (iv) Neither the Seller nor Nelson has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) The unpaid Taxes of Nelson does not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of the Most Recent Fiscal Month End as adjusted for the passage of time in accordance with the past custom and practice of Nelson in filing its Tax returns.

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

         (vi) Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for Nelson for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Buyer to review and comment on each such return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on his tax returns in a manner consistent with the Schedule K-1 prepared by Seller for such periods.

         (vii) Cooperation on Tax Matters.

         (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any tax return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding to provide additional information and explanation of any material provided hereunder. Nelson and Seller agree (A) to retain all books and records with respect to tax matters pertinent to Nelson related to any taxable period beginning before the Closing Date until the expiration of the statute of limitation (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so request, Nelson or Seller, as the case may be, shall allow the other party to take possession such books and records.

         (b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         j. Tangible Assets. Nelson owns or leases all tangible assets used by it in the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Seller has not directly or indirectly acquired any right, title or interest in any of Nelson's tangible assets. Nelson has valid and marketable title to each and every one of the tangible assets, free and clear of any Security Interests, other than the Security Interest of Allfirst Bank, N.A. securing the debt disclosed in the Disclosure Schedule. Forklifts owned rather than leased are set forth in Section 3(j) of the Disclosure Schedule.

         k. Owned Real Property. Nelson does not own any Real Property.

         l. Real Property Leases. Section 3(l) of the Disclosure Schedule lists and describes briefly all Real Property leased or subleased to Nelson and which Nelson has a leasehold interest. Nelson has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 3(l) of the Disclosure Schedule:

         (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

         (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (iv) no party to the lease or sublease has repudiated any provision thereof;

         (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

         (vii) Nelson has not assigned, transferred, conveyed, mortgage, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws;

         (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

         (x) the owner of the facility leased or subleased has good and marketable title to the parcel of Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (A) installments of special easements not yet delinquent and (B) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

         (xi) all rents and additional rents due to date on each lease have been paid; and

         (xii) any leasehold interest is valid, free and clear of any Security Interest, covenants and easements or title defects of any nature whatsoever.

         m. Inventory. All inventory of Nelson, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Nelson as of the Closing Date, as the case may be.

         n. Intellectual Property.

         (i) Section 3(n) of the Disclosure Schedule sets forth a true, correct and complete list of the Intellectual Property. The Intellectual Property constitutes all of the Intellectual Property used by Nelson in the Business.

         (ii) Nelson owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Nelson immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Nelson has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

         (iii) Nelson has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither of the Seller nor any director or officer (and employees with responsibility for Intellectual Property matters) of Nelson has ever received any Adverse Consequence alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Nelson, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Nelson.

         (iv) Neither the Seller nor the directors and officers (and employees with responsibility for Intellectual Property matters) of Nelson has directly or indirectly acquired, any right, title or interest in or to the Intellectual Property.

         o. Contracts. Section 3(o) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements to which Nelson is a party:

         (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum;

         (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $50,000;

         (iii) any written arrangement concerning a partnership or joint venture;

         (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

         (v) any written arrangement concerning confidentiality or non-competition;

         (vi) any written arrangement involving the Seller and his Affiliates;

         (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

         (viii) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Nelson taken as a whole; or

         (ix) any other written arrangement (or group of related arrangements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

Nelson has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 3(o) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect and were entered into in the Ordinary Course of Business; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. Nelson is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 3(o) of the Disclosure Schedule under the terms of this Section 3(o). No unfilled customer order or commitment obligating Nelson to deliver products or perform services will result in a loss to Nelson upon completion of performance. No order or commitment, sold or produced for Nelson is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

         p. Notes and Accounts Receivable. All notes and accounts receivable of Nelson are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Nelson and subject further to the uncollectibility of the Joy of Mining, Franklin P.A. account ($3,614.00) and the CSS Power account ($799.00).

         q. Accounts Payable. Section 3(q) of the Disclosure Schedule sets forth all of the accounts payable of Nelson as of June 27, 1999 arising out if its operation of the Business identifying each such account by title, nature of expenditure, total amount due thereunder and payment terms. All such payables represent accounts for bona fide purchases of goods or services by Nelson in connection with the Business and Nelson is in full compliance of any claim, dispute or disagreement regarding the same.

         r. Insurance. Each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Nelson has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years has issued by Travelers Insurance Company and a copy thereof has been furnished to Buyer.

With respect to each insurance policy, to Seller's knowledge: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing Date; (C) Nelson or any other party is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Nelson has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. There are no formal self-insurance arrangements affecting Nelson.

         s. Litigation. Section 3(s) of the Disclosure Schedule sets forth each instance in which Nelson (i) is, to Seller's knowledge, subject to any Adverse Consequence or (ii) is a party or, to the Knowledge of the Seller and the directors and officers (and employees with responsibility for litigation matters) of Nelson, is threatened to be made a party to any Adverse Consequence. None of the Adverse Consequences set forth in Section 3(s) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Nelson taken as a whole. Neither the Seller nor the directors and officers (and employees with responsibility for litigation matters) of Nelson has any reason to believe that any other Adverse Consequence may be brought or threatened against Nelson.

         t. Employees and Employee Benefits. Except as set forth on Section 3(t) of the Disclosure Schedule, Nelson does not have, or is bound by, any oral or written employment, bonus, performance, compensation, commission, management, pension, retirement, stock purchase, savings, profit-sharing, retainer, group insurance, termination, severance, consulting, sales representative, distributor or similar incentive or benefit agreements, contracts, understandings or arrangements with any of its personnel.

         (i) Nelson has paid in full all wages, salaries, commissions, bonuses, vacation pay, sick pay and other direct and indirect compensation and benefits earned by all employees, representatives, contractors and agents through the Closing Date, as well as all payroll and withholding taxes and all payroll overheads. Other than as set forth on the Most Recent Balance Sheet, there are no bonuses or commissions accrued or payable by Nelson with respect to any fiscal periods ending on or before June 26, 1999 that remain unpaid in whole or in part, or which are in dispute or the subject of any claim.

         (ii) Section 3(t) of the Disclosure Schedule contains a true and complete list of all current employees, consultants, representatives, agents, and contractors of Nelson together with job title and description and current compensation rates (salary, bonus, commission and otherwise).

         (iii) Except as set forth in Section 3(t) of the Disclosure Schedule, there are no collective bargaining agreements or union or labor agreements to which Nelson is a party or is bound or affecting the business thereof. Except as set forth in Section 3(t) of the Disclosure Schedule, there are no pending, and during the twelve (12) months preceding the date of this Agreement there have been no, disputes, strikes, work slow-downs, walkouts, disturbances, slowdowns, grievances, arbitrations, or filings of any actions, claims, litigation, proceedings, investigations or complaints of unfair labor practices, harassment, discrimination, wrongful termination, wage or back pay demands or other employment-related difficulties with respect to any Nelson employees of, and Nelson knows of no basis for any of the foregoing. Each collective bargaining agreement or other union contract set forth in Section 3(t) of the Disclosure Schedule (each a "Nelson Union Contract") is in full force and effect; provided that it has not been fully signed by all union representatives; Nelson has made all payments and contributions due under such Nelson Union Contract and is otherwise in full compliance with the terms and conditions of such Nelson Union Contract, and there are no defaults under the Nelson Union Contract or claims thereof by the union, any employees or any governmental or labor relations agency. There are no disputes or grievances pending or Threatened with respect to any Nelson Union Contract or any employees covered thereby, and Nelson knows of no basis for any of the foregoing.

         (iv) Except as set forth on Section 3(t) of the Disclosure Schedule, Nelson and its Subsidiaries are not covered by and do not maintain, participate in, contribute to, or operate any pension, retirement, profit-sharing, 401(k) or other employee benefit plan, do not maintain or contribute to and are not required to contribute to any employee benefit plan (within the meaning of Section 3(2) of ERISA), which is intended to qualify under paragraph 401(a) of the IRC, and Nelson and its Subsidiaries have not been required to contribute to any employee benefit plan which is a multi-employer plan (within the meaning of Section 3(37) of ERISA) in the five (5) years immediately preceding the date hereof. Nelson and its Subsidiaries have no responsibility for and have not assumed any pension-related or employee benefit plan-related liabilities (including, without limitation, withdrawal liability) of any other predecessor business or person. With respect to each and every employee benefit plan of Nelson and its Subsidiaries identified on Section 3(t) of the Disclosure Schedule (each, a "Nelson Benefit Plan"), each Nelson Benefit Plan conforms to, and its administration is in compliance with, applicable federal laws, including, but not limited to, ERISA and the Code. There are no pending, or threatened or anticipated, audits, assessments, disputes or claims by, on behalf of, or against, any Nelson Benefit Plan, or Nelson by any participant or beneficiary thereunder or any governmental agency.

         (v) Nelson has fully paid and performed all liabilities and obligations whatsoever relating to their participation in the multi-employer pension plans set forth in Section 3(t) of the Disclosure Schedule, including, without limitation, payment of all contributions and assessments, whether imposed by such plan or the trustees thereof or ERISA, as amended by the Multi-Employers Pension Plan Amendment Act of 1980, or otherwise. There are no pending, or Threatened or anticipated, audits, assessments, disputes or claims by, on behalf of, or against, Nelson by any such plan, the trustees thereof, any related union, any participant or beneficiary thereunder or any governmental agency.

         u. Guaranties. Nelson is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other person.

         v. Environment, Health, and Safety.

         (i) Nelson has complied with all Laws concerning the environment, public health and safety, and employee health and safety, and no Adverse Consequence has been filed or commenced against any of the alleging any failure to comply with any such Law.

         (ii) Nelson has no Liability (and there is no Basis related to the past or present operations, properties, or facilities of Nelson for any Adverse Consequence against Nelson giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clear Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other Law concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

         (iii) Other than as set forth in the Disclosure Schedule, Nelson has no Liability and has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the Basis for any Adverse Consequence for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

         (iv) Nelson has no Liability (and there is no Basis for any Adverse Consequence) under the Occupational Safety and Health Act, as amended, or any other Law concerning employee health and safety.

         (v) Nelson has no Liability (and Nelson has not exposed any employee to any substance or condition that could form the Basis for any Adverse Consequence) for any illness of or personal injury to any employee.

         (vi) Nelson has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         (vii) All properties and equipment used in the Business have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-tran-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (viii) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any Real Property that Nelson owns or ever has owned or that Nelson leases or ever has leased.

         w. Compliance with Applicable Laws. The Business is being conducted in compliance with all applicable laws, including, without limitation, all insurance laws, ordinances, rules and regulations, decrees and orders of any governmental entity, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all respects with such laws. Nelson has complied with all Laws in all material respects, and no Adverse Consequence has been filed or commenced against Nelson alleging any failure to comply with any such Law.

         x. Licenses. Section 3(x) of the Disclosure Schedule sets forth a complete list of all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, registrations, rights and similar documents. Nelson own or validly holds all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, registrations, rights and similar documents which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The Business has been and is being conducted in compliance in all material respects with all such licenses. All such licenses are in full force and effect, and there is no proceeding or investigation pending or, threatened which would reasonable be expected to lead the revocation, amendment, failure to renew, limitation, suspension or restriction of any such license.

         y. Certain Business Relationships with the Seller . The Seller has not been involved in any business arrangement or relationship with Nelson within the past 12 months, and the Seller and his Affiliates do not own any property or right, tangible or intangible, which is used in the Business.

         z. Brokers' Fees. Neither the Seller nor Nelson has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         aa. Consents. Section 3(aa) of the Disclosure Schedule sets forth a complete list of consents of governmental and other regulatory agencies, and of other parties required to be received by or on the part of the Seller and Nelson to enable the Seller or Nelson to enter into and carry out this Agreement in all material respects. All such requisite consents have been obtained.

         bb. Year 2000 Compliance. Nelson has (a) initiated a review and assessment of all areas within its business and operations that could be adversely affected by the Year 2000 Problem, (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Nelson believes that all computer applications are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000.

         cc. Investments. Nelson has no outstanding agreements and commitments for investments in securities.

         dd. Dealings with Affiliates. Section 3(dd) of the Disclosure Schedule hereto sets forth a complete list, including the Parties, of all oral or written agreements and arrangements to which Nelson is, will be or has been a party, at any time from January 1, 1998 to the Closing Date, and to which any one or more Affiliates is also a party.

         ee. Banking Arrangements. Section 3(ee) of the Disclosure Schedule sets forth the name of each bank in or with which Nelson has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

         ff. Investment Representations.

         (i) The Seller has been given access to all publicly available information relating to the business and assets of Buyer which the Seller has requested. On the basis of the foregoing, Seller is familiar with the operations, business plans and financial condition of Buyer.

         (ii) Seller understands that Buyer proposes to issue and deliver the Shares for the Buyer without compliance with the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), that for such purpose Buyer will rely upon the representations, warranties, covenants and agreements contained herein; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed.

         (iii) Seller understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions in the transferability of the Buyer Stock; the Buyer Shares may be transferred only if registered under the Securities Act or if an exemption from such registration is available; Seller may not be able to avail himself of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; and the Seller may have to hold the Buyer Shares indefinitely. Notwithstanding the foregoing, the Company will use its reasonable efforts to cause Rule 144 to be available to the Seller for resale of the Buyer Shares.

         (iv) Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the Buyer Shares and such Seller's financial position is such that such Seller can afford to retain the Buyer Shares for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

         (v) The Seller is acquiring the Buyer Shares for his own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

         (vi) Seller understands that the certificates evidencing the Buyer Shares will bear appropriate restrictive legends.

         gg. Receipt of Corporate Information. All requested publicly available documents, records and books pertaining to the Buyer, including, without limitation, Buyer's Annual Report on Form 10-KSB for the Year Ended June 27, 1998 (the "Form 10-KSB") and Quarterly Report on Form 10-QSB for the Quarter

Ended March 26, 1999 (the "Form 10-QSB" and together with the Form 10-KSB, the "SEC Documents"), have been delivered to the Seller, and all of the Seller's questions and requests for information have been answered to the Seller's satisfaction.

         hh. Disclosure. Neither this Agreement nor any of the schedules, exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Buyer by or on behalf of the Seller or Nelson with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Seller or Nelson has not disclosed to the Buyer in writing and of which any of Nelson's respective officers, directors or executive employees or the Seller is aware and which could reasonably be anticipated to have Adverse Consequences on Nelson or the ability of the Buyer to continue the Business in the same manner as Nelson has conducted its business prior to the Closing Date.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to Seller and Nelson that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         a. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

         b. Authorization of Transaction. The Buyer has corporate power and authority to execute and deliver this Agreement and the Notes and to perform its obligations hereunder and thereunder. This Agreement and the Notes each constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer Shares have been duly authorized, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

         c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency for the Parties to consummate the transactions contemplated by this Agreement.

         d. Compliance with Applicable Laws. The Buyer's business is being conducted in compliance with all applicable laws, including, without limitation, all insurance laws, ordinances, rules and regulations, decrees and orders of any governmental entity, and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all respects with such laws. Buyer has complied with all Laws, and no Adverse Consequence has been filed or commenced against Buyer alleging any failure to comply with any such Law.

         e. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         f. Undisclosed Liabilities. Buyer has no Liability (and there is no Basis for any present or future Adverse Consequence against Buyer giving rise to any Liability), except for (i) Liabilities set forth in the financial statements contained in the SEC Documents and (ii) Liabilities which have arisen since the SEC Documents were filed in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any Adverse Consequence).

         g. SEC Documents. The SEC Documents at the time they were filed with the Securities and Exchange Commission, complied in all material respects with the requirements of the Securities Exchange Act of 1934, and do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         h. Disclosure. Neither this Agreement nor any written statements, documents, certificates or other items prepared for or supplied to Seller by or on behalf of Buyer with respect to the transactions contemplated hereby or the SEC Documents contains any untrue statement of material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which Buyer has not disclosed to Seller in writing and of which any of Buyer's respective officers, directors or executive employees is aware and which could reasonably be anticipated to have Adverse Consequences on Buyer.

         5. Covenants Of The Parties. Nelson and Seller hereby covenant and agree with Buyer:

         a. Consents. Nelson will obtain, prior to the Closing, all consents necessary, in the opinion of Buyer's counsel, to the consummation of the transactions contemplated hereby. All such consents will be in writing and executed counterparts thereof will be delivered to Buyer prior to the Closing.

         b. Supplements to Schedules. From time to time prior to the Closing, Seller and Nelson will promptly supplement or amend any Schedule hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule. No supplement or amendment of any such Schedule made pursuant to this Section shall be deemed to cure any breach of any representation of or warranty made in this Agreement; provided, that if Buyer elects to close the transaction, the Schedules shall be deemed to include any amendments and supplements. If Buyer expressly agrees in writing to any supplement or amendment to any such Schedule, then, the sole existence of any such express amendment or supplement will not be a basis for the Buyer's refusing to close the transaction contemplated by this Agreement.

         c. Other Transactions. Neither Nelson nor Seller shall enter into any discussions concerning, or approve or recommend any merger, consolidation, disposition of all or substantially all of its business, properties or assets (other than pursuant to this Agreement), acquisition or other business combination, or proposal therefor, or furnish or cause to be furnished any information concerning the business, properties or assets of Nelson to any party in connection with any Nelson transaction involving the acquisition of Nelson or all or any substantial part of its assets by any person other than Buyer unless the Closing does not occur prior to September 1, 1999.

         d. Remedies. That in the event of the breach or threatened breach by Nelson or Seller of any of the terms and conditions of this Agreement, then Buyer shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction either in law or equity, for such relief as it deems appropriate including, without limiting the generality of the foregoing proceedings, to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by Nelson or Seller or to enjoin them from performing services for any other person, firm or corporation; in any such action, Buyer is successful in whole or in part, Buyer shall further, as an element of Buyer's damages, be liable for the attorney's fees of Buyer in the prosecution of such action or proceeding.

         e. Employee Benefits. Buyer agrees that for the duration of the life of Seller and Seller's spouse, Seller and Seller's spouse will continue to be eligible to participate in Nelson's health plans and that Buyer will not modify or discontinue the existing plans for the Baltimore location without the consent of Seller and his spouse. To the extent required by existing law and to integrate Nelson's employees into Buyer's benefit plans, Buyer and Seller agree to mutually negotiate or develop any modifications to Nelson's existing pension plans so that Nelson's employees will have substantially similar benefits and as to not violate any provisions of ERISA.

         f. Buyer agrees that it will continue Nelson's policy of providing the post retirement supplemental Medicare insurance referred to on Schedule
(o)(vii)(bb) of the Disclosure Schedule for the duration of the lives of John Williams and Arthur Caltrider and their respective spouses.

         g. Buyer agrees that if it has knowledge of any breach of any representation or warranty by Seller or Nelson prior to Closing, it will inform Seller promptly, and in any event, prior to Closing.

         6. Conditions To Nelson's And Seller' Obligations. Each and every obligation of Nelson and Seller under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Nelson and Seller:

         a. Representations and Warranties True. The representations and warranties of Buyer contained herein shall be in all material respects true and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

         b. Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

         c. No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

         d. Items to be Delivered at Closing by Buyer. At the Closing, Buyer shall deliver to Seller the Cash Payment and a certificate representing the Buyer Shares.

         e. Agreements. On or before the Closing Date, Buyer shall enter into an employment agreements with Seller, Marc Ottinger, Paul Pascarella, David Caltrider and John G. Williams on the terms previously agreed between Nelson and Buyer.

         7. Conditions To Purchaser's Obligations. Each and every obligation of Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

         a. Representations and Warranties True. The representations and warranties contained in Article II hereof, the Schedules and in all certificates and other documents delivered and to be delivered by Nelson and Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement or changes which are not material in the aggregate.

         b. Performance. Nelson and Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing.

         c. Investigations; Etc. No investigation of Nelson and Seller by Buyer, nor the Schedules or any supplement thereto nor any other document delivered to Buyer as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of Nelson.

         d. Consents. The consents from third parties and government agencies required to consummate the transactions contemplated hereby shall have been obtained.

         e. No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

         f. No Injunction. On the Closing Date there shall be no injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which the Buyer deems unacceptable in its sole discretion.

         g. Material Change. From the date of the Financial Statements to the Closing Date, Nelson shall not have suffered any unanticipated material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

         h. Miscellaneous Closing Documents. At the Closing, Nelson and Seller shall deliver to the Buyer:

         (i) Certificates representing the Shares with a duly endorsed stock power;

         (ii) Certificate of Nelson and Seller that the representations and warranties contained in Article 2 of this Agreement are true and correct in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the Closing Date, which shall be true and correct in all material respects at such time or times,

         8. Conduct Of Nelson's Business Pending The Closing. Pending the Closing and except as otherwise expressly consented to or approved by Buyer in writing:

         a. Conduct of Business. Nelson will carry on its business diligently and substantially in the same manner as heretofore conducted, so that at the Closing no representation or warranty of Nelson will be inaccurate, and no covenant or agreement of Nelson will be breached. Except as otherwise required by the Buyer in writing, until the Closing, Nelson will use its best efforts to preserve its business, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of Nelson, and to preserve the good will of their suppliers, customers, and others having business relations with any of them.

         b. Amendments. No change or amendment shall be made in the charter documents of Nelson.

         c. Capital Changes; Dividends Redemptions. Nelson will not issue or sell any additional shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such shares or split-up any such capital stock, declare or pay any dividends thereon in cash, securities or other property or make any other distribution with respect thereto, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto.

         d. Subsidiaries. Nelson will not organize any new subsidiary, acquire any capital stock or other equity securities of any corporation, partnership, or other entity or acquire any equity or ownership interest in any business.

         e. Access to Information. Nelson shall give to Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to its business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Nelson for the purpose of making such investigation of Nelson as Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with Nelson's business operations. Furthermore, Nelson shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make such physical inventories and inspections of Nelson as Buyer may request from time to time.

         f. Certain Changes. Nelson will not:

         (i) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

         (ii) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements;

         (iii) Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

         (iv) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or encumbrance;

         (v) Write off as uncollectible any accounts receivable except in the ordinary course of business;

         (vi) Cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

         (vii) Grant any general increase in the compensation of its officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employees;

         (viii) Pay, loan or advance any amount to, or sell transfer or lease any properties or assets to, or enter into any agreement or arrangement with, Seller, officers or any affiliates;

         (ix) Agree, whether in writing or otherwise, to do any of the foregoing.

         g. Contracts. No contract or commitment will be entered into, and no purchase of raw material or supplies and no sale of assets will be made, by or on behalf of Nelson, except (i) normal contracts or commitments for the purchase of, and normal purchases of, inventory or supplies, made in the ordinary course of business an consistent with past practice, and (ii) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice not in excess of $50,000 in the aggregate.

         h. Insurance; Property. Nelson shall adequately insure all property, real, personal and mixed, owned or leased by Nelson, against all ordinary and insurable risks; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

         i. No Default. Nelson shall not do any act or omit to do any act, or permit any action or omission to act, which will cause a breach of any material contract or commitment of Nelson or which would cause the breach of any warranty made hereunder.

         j. Compliance With Laws. Nelson shall duly comply with all laws applicable to it and its properties, operations, business and employees.

         k. Material Developments. Nelson shall promptly notify Buyer of the occurrence of any and all events which have, or may have, a material effect upon the business, or financial condition of Nelson.

         9. Survival of Terms; Indemnification.

         a. Survival. The indemnities contained herein shall survive the Closing and any investigation made with respect thereto for a period commencing on the date hereof and ending on the first anniversary of the Closing Date; provided, however, that such indemnities shall survive as to any claim or demand made prior to first anniversary until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction; and provided, further, however, that such indemnities shall survive to the expiration of the applicable statute of limitations for any Tax or environmental liability of Nelson for the operation of its business prior to the Closing Date.

         b. Indemnification by the Seller and Nelson. The Seller and Nelson, jointly and severally, hereby indemnifies and holds harmless Buyer in respect of any and all Adverse Consequences incurred by Buyer in connection with each and all of the following:

         (i) Any misrepresentation or breach of any warranty made by the Seller or Nelson in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to Buyer by the Seller or Nelson in connection with the transactions contemplated hereby.

         (ii) The breach of any covenant, agreement, or obligation of the Seller or Nelson contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

         (iii) Any misrepresentation contained in any statement in writing or certificate furnished by Seller or Nelson pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         (iv) Any liability or obligation of any kind or nature that arises out of, or relates to, any pension, retirement, profit sharing, deferred compensation, bonus or other incentive plan, or any collective bargaining agreement or other labor agreement, including single or multi-employer plans or agreements, to which Nelson or any of its affiliates is a party or by which any of them is bound, except as specifically set forth in the Disclosure Statement hereof.

         (v) Any liability, obligation or claim for Taxes owed by the Seller or Nelson which could affect or constitute a lien or claim with respect to Nelson's assets of Seller and with respect to any period ending on or before the Closing Date.

         (vi) Any misrepresentation in or omission from any list, Schedule, Exhibit, certificate or other instrument required to be furnished or specifically contemplated to have been furnished pursuant to this Agreement to Buyer or its authorized representatives.

         (vii) Except as may otherwise be provided in the Disclosure Schedule, any and all payments due and owing by Nelson to its employees who leave its employ and become employees of Buyer with respect to periods of employment up to the Closing insofar as such payments relate to salary, bonuses, compensation, vacation pay, sick leave, retirement benefits and/or fringe benefits as shown on the various employee benefit plans which Nelson currently maintains and any other forms of remuneration owed by Nelson to its employees.

         (viii) Any material variance between the Financial Statements taken as a whole attached hereto as Exhibits and the financial statements for such periods arising from adjusting entries required in the written opinion of PricewaterhouseCoopers LLC to cause the Financial Statements to satisfy generally acceptable accounting principles.

         c. Indemnification by the Seller and Nelson Regarding Environmental Condition. The Seller and Nelson hereby and herewith acknowledges the effect and operation of all Laws concerning the environmental condition of Nelson's assets existing and applicable as of the Closing Date. Subject to the provisions of the Disclosure Schedule, the Seller and Nelson hereby indemnifies and holds Buyer harmless in respect of any and all Adverse Consequences incurred by Buyer in connection with the matters set forth herein to the extent that the Seller would have had liability or responsibility had the Seller not sold Nelson; provided, however, it is understood and agreed that Buyer shall be liable and responsible for new environmental conditions independently occurring or caused by Buyer after the Closing Date and that, in fact, Buyer will and hereby does agree to indemnify and hold harmless the Seller from any such previously disclosed and new and independently caused condition or occurrence.

         d. Indemnification by Buyer. Buyer hereby indemnifies and holds harmless the Seller and Nelson in respect of any and all Adverse Consequences incurred by Seller in connection with each and all of the following:

         (i) Any misrepresentation or breach of any warranty made by Buyer in this Agreement or in any Schedule, Exhibit, or other document attached hereto or delivered to the Seller or Nelson by Buyer or any officer of Buyer in connection with the transactions contemplated hereby.

         (ii) The breach of any covenant, agreement, or obligation of Buyer contained in this Agreement or any Schedule or Exhibit hereto or any other instrument specifically contemplated by this Agreement.

         (iii) Any misrepresentation contained in any statement in writing or certificate furnished by an officer of Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         e. Indemnification Procedures. Whenever any claims shall arise for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification hereunder results from or is in connection with any claim or Adverse Consequence by a person who is not a party to this Agreement ("Third Party Claim"), such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall give the other party prompt notice of any such claim and the Indemnitor shall undertake the defense thereof by representatives of its own choosing, reasonably satisfactory to the Indemnitee, at the expense of the Indemnitor. The Indemnitee shall have the right to participate in any such defense of a Third Party Claim with advisory counsel of its own choosing, at its own expense. If Indemnitor, within a reasonable time after notice of any such Third Party Claim, fails to defend, the Indemnitee or any subsidiary or affiliate of the Indemnitee shall have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of, and for the account of, Indemnitor, at the expense and risk of Indemnitor. Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any such Third Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee and/or Indemnitee's subsidiary or subsidiaries, or Affiliate or Affiliates, as the case may be, an unconditional release from all liability in respect of such Third Party Claim. Notwithstanding any provision herein to the contrary, failure of Indemnitee to give any notice required by this Section shall not constitute a waiver of Indemnitee's right to indemnification or a defense to any claim by Indemnitee hereunder. All indemnification hereunder shall be effected upon demand by delivery by Seller at Seller's option of (i) cash or (ii) Buyer's shares valued at the average of the bid and asked price during the 10 business days preceding delivery or (iii) a certified or cashier's check in the amount of the indemnification liability, or any combination thereof.

         f. Indemnification Limitations. Neither party will have liability for indemnification or otherwise with respect to any Adverse Consequence, unless the amount of such Adverse Consequence exceeds $25,000. Neither party will have any liability or indemnification or otherwise with respect to Adverse Consequences until the total amount of all such Adverse Consequences exceeds $200,000 and then only for the amount by which such Adverse Consequences exceed $200,000.

                  The calculation of the amount any Adverse Consequence shall in all instances be net of any amounts recovered by the indemnitee under insurance policies with respect to such matter and net of the tax benefit realized by the indemnitee with respect to such matter.

         In the event that indemnification is sought with respect to any account receivable which proves to be uncollectible, Buyer shall assign to Seller the unpaid balance of such account receivable.

         10. Post Closing Covenants.

         a. Post Closing Covenants of Buyer. Buyer shall cause Seller to be released from all guarantees of Nelson's indebtedness to Allfirst Bank, N.A. on or before August 31, 1999. Buyer shall cause Nelson to pay as soon as practicable but in any event on or before December 17, 1999 the Promissory Note referred to in Section 3.g(xii) above.

         11. Miscellaneous.

         a. Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

         b. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         c. Succession and Assignment. This Agreement shall be binding upon and inure to the benefits of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         d. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         e. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         f. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to Nelson:            Attn. :  Arthur P. Caltrider
                                           2116 Sparrows Point Road
                                           Baltimore, Maryland 21219
                                           Telephone Number:   (410) 477-3000
                                           Telecopier Number:  (410) 388-0246

                  Copy to:                 Thomas P. Perkins, III, Esq.
                                           Venable Baetjer Howard LLP
                                           1800 Mercantile Bank & Trust Building
                                           2 Hopkins Plaza
                                           Baltimore,Maryland 21201
                                           Telephone Number:  (410) 244-7400
                                           Telecopier Number:  (410)  244-7742

                  If to the Buyer:         Pallet Management Systems Inc.
                                           Attn.: Zachary Richardson, President
                                           One South Ocean Boulevard
                                           Suite 305
                                           Boca Raton, Florida 33432
                                           Telephone Number:  (561) 338-7763
                                           Telecopier Number:  (954) 338-9845

                  Copy to:                 Michael D. Karsch, Esq.
                                           Broad and Cassel
                                           7777 Glades Road
                                           Boca Raton, Florida 33434
                                           Telephone Number:   (561) 483-7000
                                           Telecopier Number:  (561) 483-7321

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, confirmed telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         g. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

         h. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of their respective board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach or warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         i. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         j. Expenses. Except as otherwise specified, each of the Buyer, the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         k. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         l. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         m. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 7(n) below, in addition to any other remedy to which it may be entitled, at law or in equity).

         n. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Maryland in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7(f).

Nothing in this Section 7(n), however, shall affect the rights of any Party to serve legal process in any manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

o. Entire Agreement. This Agreement (including the documents, referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

                             SIGNATURES ON NEXT PAGE

                        PURCHASE AGREEMENT SIGNATURE PAGE

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                       BUYER:

                                       PALLET MANAGEMENT SYSTEMS, INC.,
                                       a Florida corporation


                                       By:      /s/ John C. Lucy, III
                                       ------------------------------
                                                John C. Lucy III, Chairman and
                                                Chief Executive Officer

                                       SELLER:


                                                /s/ Arthur P.Caltrider
                                       -------------------------------
                                       ARTHUR P. CALTRIDER

                                       THE NELSON COMPANY,
                                       a Maryland corporation


                                       By:      /s/ Arthur P.Caltrider
                                       -------------------------------
                                                Arthur P. Caltrider, President